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                                                                      Exhibit 12


                             Abbott Laboratories

              Computation of Ratio of Earnings to Fixed Charges

                                 (Unaudited)

                     (dollars in millions except ratios)



                                                            Nine Months Ended
                                                            September 30, 1999
                                                            ------------------

Net Earnings .................................................   $1,775

Add (deduct):

     Taxes on earnings .......................................      690
     Minority interest .......................................        5
                                                               --------
Net Earnings as adjusted .....................................   $2,470
                                                               --------

Fixed Charges:
     Interest on long-term and short-term debt ...............      112
     Capitalized interest cost ...............................        4
     Rental expense representative of an interest factor .....       29
                                                               --------
Total Fixed Charges ..........................................      145
                                                               --------

Total adjusted earnings available for payment of
   fixed charges  ............................................   $2,615
                                                               --------
                                                               --------

 Ratio of earnings to fixed charges ..........................     18.0
                                                               --------
                                                               --------


NOTE:

For the purpose of calculating this ratio, (i) earnings have been calculated by adjusting net earnings for taxes on earnings; interest expense; capitalized interest cost, net of amortization; minority interest; and the portion of rentals representative of the interest factor, (ii) Abbott considers one-third of rental expense to be the amount representing return on capital, and (iii) fixed charges comprise total interest expense, including capitalized interest and such portion of rentals.